Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES SECOND QUARTER

FISCAL 2007 OPERATING RESULTS

Uncasville, Connecticut, May 2, 2007 – The Mohegan Tribal Gaming Authority, or MTGA or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter ended March 31, 2007.

Highlights and results for the quarter ended March 31, 2007 were as follows:

•	Record second quarter gaming revenues of $356.9 million, a 17.7% increase over the corresponding period in the prior year

•	Gross slot revenues of $260.3 million, a 20.1% increase over the corresponding period in the prior year

•	Table games revenues of $96.2 million, a 13.4% increase over the corresponding period in the prior year

•	Non-gaming revenues of $61.5 million, a 3.5% increase over the corresponding period in the prior year

•	Income from operations of $73.2 million, a 14.0% increase over the corresponding period in the prior year

•	Net income of $42.3 million, a 21.5% increase over the corresponding period in the prior year

•	Record second quarter Adjusted EBITDA, a non-GAAP measure more fully described below, of $96.8 million, a 10.4% increase over the corresponding period in the prior year

•	Secured a new $1.0 billion revolving bank credit facility on March 9, 2007 to finance the development of Project Horizon at Mohegan Sun and Phase II at Mohegan Sun at Pocono Downs

Second Quarter Operating Results

Adjusted EBITDA for the quarter ended March 31, 2007 increased by $9.1 million, or 10.4%, to $96.8 million compared to $87.7 million for the same period in the prior year. The increase in Adjusted EBITDA is primarily attributable to increases in Adjusted EBITDA from Mohegan Sun at Pocono Downs and Mohegan Sun, as described below.

Net income for the quarter ended March 31, 2007 increased by $7.5 million, or 21.5%, to $42.3 million from $34.8 million for the same period in the prior year. The increase in net income is due to the increase in income from operations at Mohegan Sun at Pocono Downs and Mohegan Sun.

“Another quarter of excellent results,” said Bruce S. Bozsum, Chairman of the Authority’s Management Board. “With so much of the attention of the Board and senior management team being centered on Project Horizon and our expansion plans at Mohegan Sun at Pocono Downs recently, it is reassuring that we have not lost our focus on current operations. Congratulations to all our employees at Mohegan Sun and Mohegan Sun at Pocono Downs for a great job last quarter.”

Also commenting on the quarterly results of Mohegan Sun and Mohegan Sun at Pocono Downs, MTGA Chief Executive Officer Mitchell Etess said: “The good work and dedication of our employees combined with the overall quality of our comprehensive entertainment experience have once again added up to a very successful quarter.”

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended March 31, 2007 increased by $2.8 million, or 3.0%, to $94.0 million compared to $91.2 million for the same period in the prior year. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended March 31, 2007 was 27.4% compared to 27.8% for the same period in the prior year. The Adjusted EBITDA margin decrease is primarily attributable to an increase in Mohegan Sun Player’s Club point utilization by casino patrons at the property’s third party restaurant and retail outlets and higher utility expenses due to an increase in energy costs.

Net revenues for the quarter ended March 31, 2007 increased by $13.9 million, or 4.2%, to $342.6 million from $328.7 million for the same period in the prior year. This increase is attributable primarily to the growth in table games revenues, as described below.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended March 31, 2007 increased by $3.1 million, or 1.4%, to $219.8 million from $216.7 million for the same period in the prior year. The State of Connecticut reported total slot revenues of $410.1 million and $413.1 million for the quarters ended March 31, 2007 and 2006, respectively, representing a decrease of 0.7% in the Connecticut market. However, Mohegan Sun increased its slot market share to 53.6% of the Connecticut market for the quarter ended March 31, 2007 as compared to 52.5% in the quarter ended March 31, 2006. Gross slot win per unit per day was $400 and $388 for the quarters ended March 31, 2007 and 2006, respectively. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended March 31, 2007 was 8.7% compared to 8.8% for the same period in the prior year.

Table games revenues increased by $11.3 million, or 13.4%, to $96.2 million for the quarter ended March 31, 2007 from $84.9 million for the same period in the prior year. The growth in table games revenues was primarily a result of the successful marketing to high limit table games players and, to a lesser extent, increased table games hold percentage as compared to the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 15.4% and 15.0% for the quarters ended March 31, 2007 and 2006, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,497 and $3,170 for the quarters ended March 31, 2007 and 2006, respectively.

Food and beverage revenues of $22.1 million for the quarter ended March 31, 2007 were comparable to food and beverage revenues of $22.2 million for the same period in the prior year.

Hotel revenues for the quarter ended March 31, 2007 decreased by $412,000, or 3.5%, to $11.2 million from $11.6 million for the same period in the prior year. The decrease in hotel revenues is attributable to a decrease in the average daily room rate, or ADR, to $110 for the quarter ended March 31, 2007 compared to $114 for the quarter ended March 31, 2006, offset by an increase in hotel occupancy to 91.4% for the quarter ended March 31, 2007 compared to 90.4% for the quarter ended March 31, 2006. The decrease in ADR for the quarter ended March 31, 2007 reflects increased competition for the overnight casino hotel guest. Revenue per Available Room, or REVPAR, decreased to $101 for the quarter ended March 31, 2007 compared to $103 for the same period in the prior year.

Retail, entertainment and other revenues increased by $865,000, or 3.5%, to $25.8 million for the quarter ended March 31, 2007 from $24.9 million for the same period in the prior year. This increase is primarily attributable to a 7.0% increase in gasoline revenues at the Mohegan Sun gasoline and convenience center related to promotional programs during the quarter and a 15.6% increase in rental revenues from tenants in the Shops at Mohegan Sun due to higher collection of rent from new tenants, particularly the Coach outlet.

Income from operations for the quarter ended March 31, 2007 increased by $3.4 million, or 4.9%, to $73.4 million from $70.0 million for the quarter ended March 31, 2006.

“Our operating results for the quarter were very strong,” commented Jeffrey E. Hartmann, Executive Vice President and Chief Operating Officer. “Mohegan Sun’s gross revenue growth was outstanding and we continue to achieve record Adjusted EBITDA each quarter. This performance clearly points to Mohegan Sun’s predominance in the Northeast market.”

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended March 31, 2007 increased by $5.6 million to $5.2 million compared to $(360,000) for the same period in the prior year. The increase is the result of slot operations at the new facility for the quarter, offset by a $3.3 million charge recorded in connection with a proposed settlement of litigation between Downs Racing, L.P. and the Wilkes-Barre Area School District related to the assessment of property taxes at the Pocono Downs facility. The Adjusted EBITDA margin for the quarter ended March 31, 2007 was 11.0% compared to (5.4)% for the same period in the prior year.

Net revenues for the quarter ended March 31, 2007 increased by $40.7 million to $47.4 million compared to $6.7 million for the same period in the prior year. The increase is attributable primarily to a $39.7 million increase in gaming revenues and a $1.8 million increase in non-gaming revenues as a result of the opening of the Pocono Downs slot machine facility.

Gaming revenues for the quarter ended March 31, 2007 were $45.7 million compared to $6.0 million for the same period in the prior year. This increase is attributable primarily to the addition of $40.5 million in gross slot revenues from the Pocono Downs slot machine facility. Gross slot win per unit per day was $406 for the quarter ended March 31, 2007.

Non-gaming revenues for the quarter ended March 31, 2007 were $2.4 million compared to $647,000 for the same period in the prior year. This increase is attributable to increased patron visitation to food and beverage and retail outlets at the facility.

Income from operations for the quarter ended March 31, 2007 was $2.3 million compared to loss from operations of $1.9 million for the same period in the prior year. The increase in income from operations is principally attributable to the growth in net revenues as discussed above. The results from the new slot operations were offset by a $3.3 million charge recorded in connection with the proposed litigation settlement discussed earlier.

“I am extremely pleased with the operating results of Mohegan Sun at Pocono Downs for the quarter. We are continuing to make changes in our operations to enhance patron satisfaction and to increase operating efficiencies at the property. We are also in the final planning stage of our Phase II expansion ‘Project Sunrise’, which is expected to break ground in May 2007,” said Robert J. Soper, President and Chief Executive Officer of Mohegan Sun at Pocono Downs.

Mohegan Tribal Gaming Authority Property Information

	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
(in thousands, unaudited)	March 31, 2007		March 31, 2006	March 31, 2007		March 31, 2006
Mohegan Sun	$342,592		$328,669	$93,962		$91,212
Pocono Downs	47,432	(1)	6,695	5,200	(1)	(360)
Corporate	—		—	(2,339)		(3,159)

Total	$390,024		$335,364	$96,823		$87,693

(1)	Includes operating results of Phase I slot machine facility at Mohegan Sun at Pocono Downs for the three months ended March 31, 2007.

	Net Revenues For the Six Months Ended			Adjusted EBITDA For the Six Months Ended
(in thousands, unaudited)	March 31, 2007		March 31, 2006	March 31, 2007		March 31, 2006
Mohegan Sun	$698,125		$674,359	$187,895		$184,588
Pocono Downs	76,482	(1)	13,481	8,508	(1)	(643)
Corporate	—		—	(4,854)		(5,318)

Total	$774,607		$687,840	$191,549		$178,627

(1)	Includes operating results of Phase I slot machine facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to March 31, 2007.

Liquidity, Capital Resources and Capital Spending

As of March 31, 2007, the Authority held cash and cash equivalents of $103.7 million, an increase of $28.5 million from $75.2 million as of September 30, 2006. As of March 31, 2007, there was $65.0 million outstanding under the Authority’s new $1.0 billion bank credit facility revolving loan described further below. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $934.3 million of available borrowing under the bank credit facility as of March 31, 2007. The Authority’s total debt was approximately $1.31 billion as of March 31, 2007.

Interest expense increased by $2.1 million, or 4.6%, to $47.7 million for the six months ended March 31, 2007 as compared to $45.6 million for the same period in the prior year due to an increase in the weighted average outstanding debt. The weighted average outstanding debt was $1.30 billion for the six months ended March 31, 2007 compared to

$1.25 billion for the six months ended March 31, 2006. The increase in weighted average outstanding debt was the result of additional borrowing for the payment of the $50.0 million slot license fee and capital expenditures in connection with completion of the Phase I slot machine facility at Mohegan Sun at Pocono Downs, all described below. The weighted average interest rate was 7.4% for the six months ended March 31, 2007 and 2006.

New Bank Credit Facility

In March 2007, the Authority entered into a Second Amended and Restated Loan Agreement, or Bank Credit Facility, providing for up to $1.0 billion of borrowing capacity from a syndicate of 23 financial institutions and commercial banks, with Bank of America, N.A. serving as Administrative Agent. The total commitment on the new facility may be increased to $1.25 billion at the option of the Authority. The five-year senior secured revolving credit facility includes a $300.0 million term loan conversion provision which is triggered upon the initial accumulation of $300.0 million in total borrowings on the Bank Credit Facility. The term loan will mature in quarterly installments of $750,000 after the conversion date until the maturity date of March 9, 2012, upon which the remaining balances outstanding on the term loan and any revolving loans are payable. The Bank Credit Facility replaced a $450.0 million bank credit facility previously utilized by the Authority and will be used for working capital and other business purposes, including the financing of the Project Horizon expansion at Mohegan Sun and the Phase II expansion at Mohegan Sun at Pocono Downs, both described below. The Bank Credit Facility permits up to $800.0 million and $200.0 million in total capital expenditures for Project Horizon and the Phase II expansion at Mohegan Sun at Pocono Downs, respectively.

“We are pleased to have the financing in place for our planned expansions,” said Leo M. Chupaska, Chief Financial Officer of the Authority. “The transaction went very smoothly and we welcome all of the new financial institutions joining the bank credit facility.”

Capital Expenditures

Capital expenditures totaled $60.0 million for the six months ended March 31, 2007 versus $60.6 million for the same period in the prior year, which were primarily comprised of Pocono Downs Phase I construction expenditures of $27.4 million and capital expenditures at Mohegan Sun of $29.6 million.

Total capital spending for fiscal year 2007 at Mohegan Sun, exclusive of Project Horizon, is forecasted to be approximately $75.0 million. Maintenance capital expenditures at Mohegan Sun are anticipated to be $45.0 million. An additional $30.0 million is to be expended in the Casinos of the Earth and Sky to add new slot machines in recaptured floor space as a result of the elimination of redemption booths; conversion of the Cabaret lounge into a semi-private gaming area which was completed in February 2007; and for the renovation of all guest rooms in the Sky hotel. The work in the hotel is expected to be completed in June 2007. The projects associated with the additional slot machines in recaptured floor space will be completed by the end of the fiscal year.

Capital expenditures for Mohegan Sun at Pocono Downs are anticipated to be approximately $68.0 million for the 2007 fiscal year, comprised primarily of the approximately $28.0 million of construction costs already incurred to complete the Phase I slot machine facility and $38.0 million to begin construction on a Phase II facility. A one-time slot machine license fee of $50.0 million was paid to the Pennsylvania Gaming Control Board in October 2006.

Mohegan Golf

In November 2006, the Authority formed a wholly owned subsidiary, Mohegan Golf, LLC, or Mohegan Golf, to purchase and operate a golf course in southeast Connecticut. On November 21, 2006, Mohegan Golf entered into a purchase agreement for the golf course and related facilities located in Sprague and Franklin, Connecticut, for $4.4 million. Closing of the acquisition is pending satisfaction of certain conditions, including the identification of certain water sources by the current owner and the obtainment of related permits required by the State of Connecticut.

Project Horizon

On November 16, 2006, the Authority announced its plans for an estimated $740.0 million expansion at Mohegan Sun named Project Horizon. Groundbreaking occurred in November 2006 with the commencement of construction of “Sunrise Square,” a new Asian themed gaming area, which will include a new 5,000-square-foot bus lobby, a 4,000-square-foot “Hong Kong” Street food outlet and 12,000-square-feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker. Sunrise Square is scheduled to open in the summer of 2007.

The Authority also plans to develop a new gaming area adjacent to the Casino of the Sky, the Casino of the Wind, which will include approximately 42,000 square feet of gaming space with over 900 slot machines, 10 table games and a themed poker room with 45 tables, as well as approximately 20,000-square-feet of new dining and retail amenities. The Casino of the Wind is scheduled to open in the fall of 2008.

Project Horizon also is expected to include a new 1,000-room hotel, including 300 House of Blues-themed hotel rooms, which will be owned and operated by Mohegan Sun, and a 7,500-square-foot House of Blues Foundation Room. The hotel is expected to be completed in the summer of 2010. A “Spirit of the Sea” themed connector will be constructed between the new hotel and the existing Sky hotel, which will add approximately 115,000 square feet of retail and dining space for three new restaurants. This expansion also is expected to include new House of Blues-themed dining and entertainment amenities. The Spirit of the Sea is scheduled to open in the fall of 2009.

Project Horizon is expected to add more than 1.3 million square feet of hotel rooms, gaming space and other new non-gaming amenities to Mohegan Sun. The total number of slot machines at Mohegan Sun is projected to increase to approximately 7,600 units, complemented by approximately 385 table games after the expansion. Project costs are estimated to be incurred as follows: fiscal year 2007 $134.0 million, fiscal year 2008 $269.0 million, fiscal year 2009 $242.0 million and fiscal year 2010 $95.0 million.

Mohegan Sun at Pocono Downs

Mohegan Sun at Pocono Downs was the first property to offer slot machine gaming in the Commonwealth of Pennsylvania when the Phase I slot machine facility opened on November 14, 2006. The total cost for development of the Phase I slot machine facility is expected to be approximately $72.0 million, exclusive of the $50.0 million one-time slot machine license fee paid to the Pennsylvania Gaming Control Board. The two-level casino includes 90,000 square feet of gaming space, operates 24 hours a day, seven days a week and houses approximately 1,100 new slot machines with denominations ranging from one cent to $25. The facility also offers two casino bars, a food court and a retail shop. Renovations are currently underway to add approximately 100 slot machines in a portion of the food court. Completion of this project is scheduled for June 2007.

As previously announced, a gaming and entertainment facility at Mohegan Sun at Pocono Downs (Phase II) is planned for development on land adjacent to the existing gaming facility. When completed, the combined facility is anticipated to include approximately 2,500 slot machines, a variety of restaurants, a 300 seat buffet, an expanded food court, retail shopping, nightlife venues, additional parking and bus amenities. Construction is expected to commence in May 2007 with a grand opening planned in the summer of 2008. Development of the Phase II facility is anticipated to cost approximately $180.0 million.

Erie OTW

Pursuant to the terms of the agreement by which the Authority acquired Pocono Downs, MTR Gaming Group, Inc. and Presque Isle Downs Inc., collectively Presque Isle, is required to make a $7.0 million payment to the Authority upon the occurrence of either of the following two conditions: (1) the commencement by any of the Presque Isle entities of pari-mutuel wagering in Erie, Pennsylvania or (2) the receipt by any Presque Isle entity of revenue from slot machine operations in Erie, Pennsylvania. After receipt of the $7.0 million payment, the Authority will be required to discontinue its OTW operations in Erie, Pennsylvania and convey the Erie OTW facility to Presque Isle as soon as commercially reasonable.

In October 2006, the Pennsylvania Gaming Control Board granted Presque Isle a conditional license to operate slot machines at Presque Isle Downs in Erie County, Pennsylvania. In February 2007, Presque Isle opened slot machine gaming operations at the Erie property. Pursuant to the terms of the agreement, receipt of the $7.0 million payment can be no later than the commencement of pari-mutuel wagering at Presque Isle Downs, which is scheduled to open in September 2007. The Authority has accordingly reported the results of its Erie OTW facility as income (loss) from discontinued operations in the accompanying consolidated statements of income.

Other Projects

In March 2007, the Authority formed a new majority-owned subsidiary, Wisconsin Tribal Gaming, LLC, or WTG, whose other member is Mohegan Ventures, LLC (a wholly owned entity of the Mohegan Tribe). WTG purchased the development rights for a planned casino project in Kenosha, Wisconsin, to be owned by the Menominee Indian Tribe of Wisconsin, along with certain other assets, from Kenesah Gaming Development, LLC of Kenosha, Wisconsin. As a result of the purchase, the Authority and the Tribe will receive development fees proportionate to their ownership percentages in WTG of 13.4% of Available Revenue Flow, as defined in the development agreement, which approximates net income from the planned project over a period of seven years following the opening of the casino. The Authority also currently holds the rights to manage, operate and maintain the planned casino for a period of seven years, in consideration of a management fee of 13.4% of Net Revenues, as defined in the management agreement, which also approximates net income from the planned project.

Capital Resources

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $36.5 million and $36.0 million for the six months ended March 31, 2007 and 2006, respectively. Distributions to the Tribe are anticipated to total approximately $75.0 million for fiscal year 2007.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun related to Project Horizon and in Pocono Downs related to the further development of a Phase II slot machine facility are anticipated to be funded through the Bank Credit Facility.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its second quarter fiscal 2007 operating results on Wednesday, May 2, 2007 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 5479233

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Wednesday, May 2, 2007. This replay will run through May 16, 2007.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 5479233

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono

Downs, also a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and the approximately 1,200-room luxury Sky hotel. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006	For the Six Months Ended March 31, 2007	For the Six Months Ended March 31, 2006
Revenues:
Gaming	$356,904	$303,234	$703,170	$617,986
Food and beverage	23,614	22,613	48,768	47,046
Hotel	11,221	11,634	24,163	24,242
Retail, entertainment and other	26,685	25,175	58,561	59,373

Gross revenues	418,424	362,656	834,662	748,647
Less - Promotional allowances	(28,400)	(27,292)	(60,055)	(60,807)

Net revenues	390,024	335,364	774,607	687,840

Operating costs and expenses:
Gaming	207,255	171,460	408,779	352,305
Food and beverage	12,451	12,537	25,579	25,210
Hotel	4,136	3,999	8,081	7,902
Retail, entertainment and other	9,209	8,680	21,416	20,423
Advertising, general and administrative	57,809	47,834	114,347	98,053
Corporate expenses	2,531	3,887	5,184	6,066
Pre-opening costs and expenses	197	949	3,745	2,048
Depreciation and amortization	23,237	21,826	46,111	43,269

Total operating costs and expenses	316,825	271,172	633,242	555,276

Income from operations	73,199	64,192	141,365	132,564

Other income (expense):
Accretion of discount to the relinquishment liability	(7,448)	(7,676)	(14,897)	(15,353)
Interest income	774	488	1,540	814
Interest expense, net of capitalized interest	(24,113)	(22,822)	(47,724)	(45,642)
Write-off of debt issuance costs	(71)	—	(71)	—
Other income (expense), net	(247)	(56)	(362)	8

Total other expense	(31,105)	(30,066)	(61,514)	(60,173)

Income from continuing operations before minority interests	42,094	34,126	79,851	72,391
Minority interests	190	726	328	746

Income from continuing operations	42,284	34,852	80,179	73,137
Income (loss) from discontinued operations	36	(10)	31	(1)

Net income	$42,320	$34,842	$80,210	$73,136

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Operating Results:
Gross revenues	$418,424	$362,656	$834,662	$748,647
Net revenues	390,024	335,364	774,607	687,840
Income from operations	73,199	64,192	141,365	132,564

Other Data:
Adjusted EBITDA	$96,823	$87,693	$191,549	$178,627
Capital expenditures	21,039	35,338	60,003	60,572
Cash interest paid	34,910	34,237	46,856	45,009

Balance Sheet Data:
Cash and cash equivalents	$103,653	$81,462	$103,653	$81,462
Total debt	1,306,882	1,261,125	1,306,882	1,261,125

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$93,962	$91,212	$187,895	$184,588
Adjusted EBITDA margin	27.4%	27.8%	26.9%	27.4%

Capital expenditures (in thousands)	$18,004	$12,607	$29,608	$27,207

Win Per Unit Per Day:
Slot machines (gross)	$400	$388	$401	$383
Table games	3,497	3,170	3,435	3,312

Hold Percentage:
Slot machines (gross)	8.7%	8.8%	8.6%	8.6%
Table games	15.4%	15.0%	15.8%	16.0%

Slot Market Share:
Slot handle market share	53.9%	52.7%	53.9%	53.2%
Slot win market share	53.6%	52.5%	53.7%	52.8%
Slot handle efficiency	117.4%	110.2%	117.0%	112.9%
Slot win efficiency	116.8%	109.6%	116.7%	112.1%

Hotel Statistics:
Hotel occupancy %	91.4%	90.4%	90.3%	90.8%
Average Daily Rate (ADR)	$110	$114	$119	$118
Revenue Per Available Room (REVPAR)	$101	$103	$107	$107

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(in thousands, except for slot statistics)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Adjusted EBITDA (1):
Adjusted EBITDA	$5,200	$(360)	$8,508	$(643)
Adjusted EBITDA margin	11.0%	(5.4)%	11.1%	(4.8)%

Capital expenditures	$3,035	$15,270	$30,391	$25,898
Capitalized interest	42	317	400	463

Slot Statistics (1):
Win per unit per day (gross)	$406	$—	$409	$—
Hold percentage (gross)	9.7%	—	9.8%	—

(1)	Includes operating results of Phase I slot machine facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to March 31, 2007.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$96,823	$87,693	$191,549	$178,627
Pre-opening costs and expenses	(197)	(949)	(3,745)	(2,048)
Depreciation and amortization	(23,237)	(21,826)	(46,111)	(43,269)
Minority interests	(190)	(726)	(328)	(746)

Income from operations	73,199	64,192	141,365	132,564

Accretion of discount to the relinquishment liability	(7,448)	(7,676)	(14,897)	(15,353)
Interest income	774	488	1,540	814
Interest expense, net of capitalized interest	(24,113)	(22,822)	(47,724)	(45,642)
Write-off of debt issuance costs	(71)	—	(71)	—
Other income (expense), net	(247)	(56)	(362)	8
Minority interests	190	726	328	746
Income (loss) from discontinued operations	36	(10)	31	(1)

Net income	$42,320	$34,842	$80,210	$73,136

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Three Months Ended March 31, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$73,430	$4	$20,528	$—	$93,962
Pocono Downs	2,318	193	2,689	—	5,200
Corporate	(2,549)	—	20	190	(2,339)

Total	$73,199	$197	$23,237	$190	$96,823

	For the Three Months Ended March 31, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$70,024	$—	$21,188	$—	$91,212
Pocono Downs	(1,928)	949	619	—	(360)
Corporate	(3,904)	—	19	726	(3,159)

Total	$64,192	$949	$21,826	$726	$87,693

	For the Six Months Ended March 31, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$146,198	$308	$41,389	$—	$187,895
Pocono Downs	389	3,437	4,682	—	8,508
Corporate	(5,222)	—	40	328	(4,854)

Total	$141,365	$3,745	$46,111	$328	$191,549

	For the Six Months Ended March 31, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$142,554	$—	$42,034	$—	$184,588
Pocono Downs	(3,888)	2,048	1,197	—	(643)
Corporate	(6,102)	—	38	746	(5,318)

Total	$132,564	$2,048	$43,269	$746	$178,627

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, write-off of debt issuance costs, income (loss) from discontinued operations and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.